Exhibit 3.2

AMENDMENT TO THE ARTICLES OF INCORPORATION

OF

NATIONAL HEALTH & SAFETY CORPORATION

The undersigned, being President of National Health & Safety Corporation (the “Corporation”), a corporation organized and existing under the Revised Business Corporation Act of the State of Utah, hereby certifies that pursuant to Sections 16-10a-1006 and 1008 of the Revised Business Corporation Act of the State of Utah, Article IV of the Articles of Incorporation of the Corporation is amended to read as follows:

ARTICLE I
NAME

            The name of the Corporation shall be “ADS Media Group, Inc.”

 Shareholders holding 208,692,973 of the 353,775,090 shares authorized to vote at the annual meeting held on January 30, 2003, approved the change of the Corporation’s name from National Health & Safety Corporation to ADS Media Group, Inc.

All five directors of the Corporation approved the change of the Corporation’s name from National Health & Safety Corporation to ADS Media Group, Inc. at the annual meeting on January 30, 2003.

            IN TESTIMONY WHEREOF, National Health & Safety Corporation has caused this Statement to be signed under its corporate seal by its President and its Secretary on January 30, 2003.

NATIONAL HEALTH & SAFETY CORPORATION

By:	Gary Davis
Gary Davis, President